Exhibit 10.24

Notice of Award

RESEARCH PROJECT	Issue Date:05/09/2012
Department of Health and Human Services National Institutes of Health NATIONAL INSTITUTE ON DRUG ABUSE

THIS AWARD IS ISSUED UNDER THE AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009 AND IS SUBJECT TO SPECIAL HHS TERMS AND CONDITIONS AS REFERENCED IN SECTION III

Grant Number: 5RC2DA028984-02 REVISED

Principal Investigator(s):

AUDRA L STINCHCOMB (contact), PHD

Lynn Webster, MD

Project Title: Transdermal Cannabinoid Prodrug Treatment for Cannabis Withdrawal and Dependence

Dr. Stinchcomb, Audra , PhD
Chief Scientific Officer
2277 Thunderstick Drive
Lexington, KY 40505

Award e-mailed to: astin2@email.uky.edu

Budget Period: 09/01/2010 - 08/31/2013
Project Period: 09/30/2009 - 08/31/2013

Dear Business Official:

The National Institutes of Health hereby revises this award (see “Award Calculation” in Section I and “Terms and Conditions” in Section III) to ALLTRANZ, INC. in support of the above referenced project.  This award is pursuant to the authority of 42 USC 241 42 CFR 52 and is subject to the requirements of this statute and regulation and of other referenced, incorporated or attached terms and conditions.

Acceptance of this award including the “Terms and Conditions” is acknowledged by the grantee when funds are drawn down or otherwise obtained from the grant payment system.

Each publication, press release, or other document about research supported by an NIH award must include an acknowledgment of NIH award support and a disclaimer such as “Research reported in this publication was supported by the National Institute On Drug Abuse of the National Institutes of Health under Award Number RC2DA028984.  The content is solely the responsibility of the authors and does not necessarily represent the official views of the National Institutes of Health.” Prior to issuing a press release concerning the outcome of this research, please notify the NIH awarding IC in advance to allow for coordination.

Award recipients must promote objectivity in research by establishing standards that provide a reasonable expectation that the design, conduct and reporting of research funded under NIH awards will be free from bias resulting from an Investigator’s Financial Conflict of Interest (FCOI), in accordance with 42 CFR Part 50 Subpart F. Subsequent to the compliance date of the 2011 revised FCOI regulation (i.e., on or before August 24, 2012), Awardees must be in compliance with all aspects of the 2011 revised regulation; until then, Awardees must comply with the 1995 regulation.  The Institution shall submit all FCOI reports to the NIH through the eRA Commons FCOI Module.  The regulation does not apply to Phase I Small Business Innovative Research (SBIR) and Small Business Technology Transfer (STTR) awards.  Consult the NIH website http://grants.nih.gov/grants/policy/coi/ for a link to the regulation and additional important information.

If you have any questions about this award, please contact the individual(s) referenced in Section IV.

Sincerely yours,

Diana Haikalis
Grants Management Officer
NATIONAL INSTITUTE ON DRUG ABUSE

Additional information follows

SECTION I - AWARD DATA - 5RC2DA028984-02 REVISED

Award Calculation (U.S. Dollars)

Federal Direct Costs	$1,753,239
Federal F&A Costs	$179,280
Approved Budget	$1,932,519
Federal Share	1,932,519
TOTAL FEDERAL AWARD AMOUNT	$1,932,519

AMOUNT OF THIS ACTION (FEDERAL SHARE)	$0

SUMMARY TOTALS FOR ALL YEARS

YR	THIS AWARD	CUMULATIVE TOTALS
2	$1,932,519	$1,932,519

Fiscal Information:
CFDA Number:	93,701
EIN:	1260389433A1
Document Number:	RDA028984Z
Fiscal Year:	2010

IC	CAN	2010
DA	8484901	$1,932,519

NIH Administrative Data:

PCC: MF/MKP / OC: 414E / Processed: HAIKALIS 05/08/2012

SECTION II - PAYMENT/HOTLINE INFORMATION - 5RC2DA028984-02 REVISED

For payment and HHS Office of Inspector General Hotline information, see the NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm

SECTION III - TERMS AND CONDITIONS - 5RC2DA028984-02 REVISED

This award is based on the application submitted to, and as approved by, NIH on the above-titled project and is subject to the terms and conditions incorporated either directly or by reference in the following:

a.                                      The grant program legislation and program regulation cited in this Notice of Award.

b.                                      Conditions on activities and expenditure of funds in other statutory requirements, such as those included in appropriations acts.

c.                                       45 CFR Part 74 or 45 CFR Part 92 as applicable.

d.                                      The NIH Grants Policy Statement, including addenda in effect as of the beginning date of the budget period.

e.                                       This award notice, INCLUDING THE TERMS AND CONDITIONS CITED BELOW.

(See NIH Home Page at ‘http://grants.nih.gov/grants/policy/awardconditions.htm for certain references cited above.)

ARRA TERM OF AWARD: This award is subject to the HHS-Approved Standard Terms and Conditions for the American Recovery and Reinvestment Act of 2009.  Approved text for NIH awards can be found at http://grants.nih. gov/grants/policy/NIH_HHS_ARRA_Award_Terms.pdf.  Recipients should pay particular attention to the special quarterly reporting requirements required by Section 1512 of the Recovery Act as specified in Term #2.

This grant is subject to Streamlined Noncompeting Award Procedures (SNAP).

In accordance with P.L. 110-161, compliance with the NIH Public Access Policy is now mandatory.  For more information, see NOT-OD-08-033 and the Public Access website: http://publicaccess.nih.gov/.

This award provides support for one or more clinical trials.  By law (Title VIII, Section 801 of Public Law 110-85), the “responsible party” must register “applicable clinical trials” on the ClinicalTrials.gov Protocol Registration System Information Website.  NIH encourages registration of all trials whether required under the law or not.  For more information, see http://grants.nih.gov/ClinicalTrials_fdaaa/

This award represents the final year of the competitive segment for this grant.  Therefore, see the NIH Grants Policy Statement Section 8.6 Closeout for closeout requirements at: http://grants.nih.gov/grants/policy/#gps .

A final Federal Financial Report (FFR) (SF 425) must be submitted through the eRA Commons (Commons) within 90 days of the expiration date; see the NIH Grants Policy Statement Section 8.6.1 Financial Reports, http://grants.nih.gov/grants/policy/#gps, for additional information on this submission requirement.  The final FFR must indicate the exact balance of unobligated funds and may not reflect any unliquidated obligations.  There must be no discrepancies between the final FFR expenditure data and the Payment Management System’s (PMS) cash transaction data.

A Final Invention Statement and Certification form (HHS 568), (not applicable to training, construction, conference or cancer education grants) must be submitted through the eRA Commons (Commons) within 90 days of the expiration date.

Furthermore, unless an application for competitive renewal is submitted, a final progress report must also be submitted within 90 days of the expiration date.  Institute/Centers may accept the progress report contained in competitive renewal (type 2) in lieu of a separate final progress report.  Contact the awarding IC for IC-specific policy regarding acceptance of a progress report contained in a competitive renewal application in lieu of a separate final progress report.

NIH strongly encourages electronic submission of the final progress report and the final invention statement through the Closeout feature in the Commons.  If the final progress report and final invention statement are not submitted through the Commons, a copy can be emailed or sent to the contacts listed below.  Copies of the HHS 568 form may be downloaded at: http://grants.nih.gov/grants/forms.htm.

Submissions of the final progress report and HHS 568 may be e-mailed as PDF attachments to the NIH Central Closeout Center at: DeasCentralized@od.nih.gov.

Paper submissions of the final progress report and the HHS 568 may be faxed to the NIH Central Closeout Center at 301 -480-2304 or mailed to the NIH Central Closeout Center at the following address:

NIH/OD/OER/DEAS
Central Closeout Center
6705 Rockledge Drive, Room 2207
Bethesda, MD 20892-7987 (for regular or U.S.  Postal Service Express mail)
Bethesda, MD 20817 (for other courier/express mail delivery only)

The final progress report should include, at a minimum, a summary of progress toward the achievement of the originally stated aims, a list of significant results (positive and/or negative), a list of publications and the grant number.  If human subjects were included in the research, the final progress report should also address the following:

Report on the inclusion of gender and minority study subjects (using the gender and minority Inclusion Enrollment Form as provided in the PHS 2590 and available at http://grants.nih.gov/grants/forms.htm).

Where appropriate, indicate whether children were involved in the study or how the study was relevant for conditions affecting children (see NIH Grants Policy Statement Section 4.1.15.7 Inclusion of Children as Subjects in Clinical Research at URL http://grants.nih.gov/grants/policy/#gps).

Describe any data, research materials (such as cell lines, DNA probes, animal models), protocols, software, or other information resulting from the research that is available to be shared with other investigators and how it may be accessed.

Any other specific requirements set forth in the terms and conditions of the award must also be addressed in the final progress report.

Note, if this is the final year of a competitive segment due to the transfer of the grant to another institution, then not all the requirements stated above are applicable.  Specifically a Final Progress Report is not required.  However, a final FFR is required and should be submitted electronically as noted above.  In addition, if not already submitted, the Final Invention Statement is required and should be sent directly the assigned Grants Management Specialist.

Treatment of Program Income:

Additional Costs

SECTION IV - DA Special Terms and Conditions - 5RC2DA028984-02 REVISED

REVISED AWARD: The purpose of this revision is to change the budget and project period end-dates from 08/31/2012 to 08/31/2013 in accordance with the letter of 05/07/12 from Audra Stinchcomb, Ph.D., C.S.O./AllTranz.

The National Institute on Drug Abuse (NIDA) encourages data harmonization to increase comparability, collaboration, and scientific yield of research on drug abuse.  Towards that end, NIDA strongly encourages human-subject studies to incorporate a series of measures from the Substance Abuse and Addiction Core and Specialty collections, which are available in the PhenX Toolkit (www.phenxtoolkit.org).  For more information about NIDA’s data harmonization efforts, please see NOT-DA-12-008 at http://grants.nih.gov/grants/guide/notice-files/NOT-DA-12-008.html.

This revision supersedes the NoA issued 06/09/11.

VISED:  This award is revised to lift the restriction on the obligation of funds, per the date of the Animal Subject assurances.  The human subjects restriction remains in place.  Supersedes Notice of Award dated 9/17/2010.

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This revised award reflects the Office of Laboratory Animal Welfare’s (OLAW) approval of Inter-institutional Assurance’s between AllTranz, Inc. and BioReliance, Sinclair, and MPI Research, in accordance with the PHS Policy on Humane Care and Use of Laboratory Animals and removes the special condition on the award issued on 9/30/2009.  Accordingly, the special condition prohibiting research involving animal subjects is removed, effective as of the date of Inter-Institutional assurance; BioReliance Corporation (11/18/2009) , Sinclair Research Center, Inc., (11/18/2009) and MPI Research (8/30/2010).

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RESTRICTION: This award is issued without a Federalwide Assurance of Protection for Human Subjects for the grantee institution.  Information on and instructions for submitting and negotiating a Federalwide Assurance are available at the OHRP website http://www.hhs.gov/ohrp/.  The grantee institution must provide the National Institute on Drug Abuse (NIDA) with the submission date of required Assurance documents to OHRP and should submit these documents to OHRP in writing or via the OHRP.  The grantee is then responsible for notifying the National Institute on Drug Abuse when OHRP has approved the Assurance and for providing the National Institute on Drug Abuse with the OHRP Assurance number.  The present award is also being made without a currently valid certification of IRB approval for this project.

The grantee institution may conduct only activities that are clearly severable and independent from activities that involve human subjects until OHRP has approved an Assurance and the National Institute on Drug Abuse has received and accepted the grantee institution’s certification of IRB approval.

No funds may be drawn down from the payment system and no obligations may be made against Federal funds for any research involving human subjects prior to the National Institute on Drug Abuse’s notification to the grantee that the identified issues have been resolved and this restriction removed.

RESTRICTION: This award is issued subject to the following special condition: Only activities that do not directly involve human subjects (i.e., are clearly severable and independent from those activities that do involve human subjects) may be conducted under this award until the following issues SRG concerns have been resolved to the satisfaction of the National Institute on Drug Abuse: Dr. Stinchcomb’s response did not completely address all of the concerns) identified by the SRG.  The remaining concerns include informed consent procedures and elements of the consent process, inclusion/exclusion criteria, confidentiality and data safety/security (e.g., transmission of de-identified data from Lifetree to AllTranz), timeframes for drawing the plasma samples, details of the Data and Safety Monitoring Plan, and follow-up procedures for adverse events for the Phase I clinical trial to be conducted in Year 2 that need to be addressed before all concerns can be considered resolved.

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RESTRICTION: The present award is being made without a currently valid certification of Institutional Review Board (IRB) approval for this project with the following restriction: Only activities that are clearly severable and independent from activities that involve human subjects may be conducted under this award until the project has received IRB approval consistent with 45 CFR Part 46 and certification of IR approval has been submitted to and accepted by the NIH awarding component.

No funds may be drawn down from the payment system and no obligations may be made against Federal funds for research involving human subjects by the grantee or any other site engaged in such research for any period not covered by an OHRP-approved Assurance and IRB approval consistent with 45 CFR Part 46.

Failure to comply with the above requirements may result in suspension and/or termination of this award, withholding of support, audit disallowances, and/or other appropriate action.

See the NIH Grants Policy Statement, December 2003,(http://grants2.nih.gov/grants/policy/nihgps_2003/NIHGPS_Part5.htm), pages 54-56 for specific requirements related to the protection of human subjects, which are applicable to and a term and condition of this award.

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This award includes funds awarded for consortium activity with Life Tree Clinical Research, MPI Research, BioReliance, Xenometrics and Sinclair.  Consortiums are to be established and administered as described in the NIH Grants Policy Statement (NIH GPS).  The referenced section of the NIH Grants Policy Statement is available at http://grants1 .nih.gov/grants/policy/nihgps_2003/NIHGPS_Part12.htm#_Toc54600251, pages 224-227.

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The following principal investigators (PIs) are associated with this project: Audra Stinchcomb, Ph.D., Chief Scientific Officer and Founder of AllTranz, Inc. and Lynn Webster, MD, PI, Life Tree Clinical Research .  Dr. Stinchcomb is the contact PI for correspondence purposes.

Prior Approvals: Consistent with NOT-OD-06-054, (http://grants.nih.gov/grants/guide/notice-files/NOT-OD-06-054.html), as this grant has multiple Principal Investigators (PIs), although the signatures of the PIs are not required on prior approval requests submitted to the agency, the grantee institution must secure and retain the signatures of all of the PIs within their own internal processes.

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None of the funds in this award shall be used to pay the salary of an individual at a rate in excess of the current salary cap.  Therefore, this award and/or future years are adjusted accordingly, if applicable.  Current salary cap levels can be found at the following: http://grants2.nih.gov/grants/policy/salcap_summary.htm

All grantees must acknowledge funding received from the National Institute on Drug Abuse at the National Institutes of Health when issuing statements, press releases, requests for proposals, bid solicitations, and other documents describing projects or programs funded in whole or in part with NIDA money. (NIH Grants Policy Statement, Part II, Page 114- Rights in Data (Publication and Copyrighting), December 2003).

In conjunction with this requirement, in order to most effectively disseminate research results, advance notice should be given to NIDA that research finds are about to be published so that we may coordinate accurate and timely release to the media.  This information will be embargoed until the publication date.  Any press notification should be coordinated with the NIDA Press Officer who can be reached at (301) 443-6245.

We strongly encourage all of our grantees to register in the eRA Commons.  The eRA Commons provides grantees with the ability to electronically submit; e-SNAP applications, No cost extensions, Just in Time documents, Financial Status Reports, Final Progress Reports, and allows grantees to register to become e-mail enabled to receive Notice of Grant Awards (NGA).

NIDA has an interest in supporting HIV/AIDS and infectious disease research.  The purpose of this support is to develop effective prevention, treatment, and service strategies for drug abusing youth and adults.  To that end, awardees conducting HIV/AIDS research are encouraged to make every effort to incorporate scientific questions related to HIV/AIDS and other infectious diseases into research protocols.  Principal Investigators will be required to provide information related to the development of research in this area in annual progress reports to allow NIDA to assess progress regarding HIV/AIDS research.

STAFF CONTACTS

The Grants Management Specialist is responsible for the negotiation, award and administration of this project and for interpretation of Grants Administration policies and provisions.  The Program Official is responsible for the scientific, programmatic and technical aspects of this project.  These individuals work together in overall project administration.  Prior approval requests (signed by an Authorized Organizational Representative) should be submitted in writing to the Grants Management Specialist.  Requests may be made via e-mail.

Grants Management Specialist: Diana Haikalis

Email: dh84m@nih.gov Phone: (301) 435-1373 Fax: (301) 594-6849

Program Official: Moo Kwang Park

Email: MP264A@NIH.GOV Phone: (301) 443-9813

SPREADSHEET SUMMARY

GRANT NUMBER: 5RC2DA028984-02 REVISED

INSTITUTION: ALLTRANZ, INC.